Exhibit 99.1

Numerex Corp. Contact:
Alan Catherall
770 485-2527

Investor Relations Contact:
Brett Maas
646 536-7331

PRESS RELEASE

FOR IMMEDIATE RELEASE

NUMEREX REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

Pre-tax Earnings Increase 46% on a Net Revenue increase of 20%

ATLANTA, May 1, 2007 - Numerex Corp. (NASDAQ: NMRX), a leader in wireless machine-to-machine (M2M) data communications, today announced financial results for the first quarter of 2007 reporting earnings before income taxes of $741,000 compared to $506,000 for the comparable period in 2006. The Company began accruing for income tax expense in the current quarter based on its assessment of the probability of continued future earnings. Consequently, the Company’s tax provision was $314,000 in the current quarter versus $30,000 in the first quarter of 2006. As a result, net earnings reported for the first quarter 2007 were $427,000 in contrast to $477,000 reported for the comparable quarter in 2006.

Key financial results for the first quarter of 2007 and 2006 are as follows. For a reconciliation of our non-GAAP results to our GAAP results, please refer to the tables on the following pages.

	Three Months Ended
	March 31,
	2007	2006	% Change
Net Revenues (millions)	$ 14.19	$ 11.84	20%
Non-GAAP EBITDA	$ 1.56	$ 1.25	25%
Earnings before tax (millions)	$ 0.74	$ 0.51	46%
Net Earnings (millions)	$ 0.43	$ 0.48	(10%)
Non-GAAP EPS	$ 0.05	$ 0.05	-
Reported EPS	$ 0.03	$ 0.04	(15%)

Net revenues in the first quarter of 2007 were $14.2 million compared to $11.8 million reported for the same quarter last year, representing 20% year over year growth. Wireless M2M revenues were $12.9 million compared to $10.4 million for the first quarter of 2006, an increase of over 24%. This growth was primarily attributable to record sales for wireless security products and a solid performance in wireless module sales. The wireless M2M product and services business comprised 91% of the Company’s total revenues for the quarter with the balance coming from the digital multimedia and networking business.

The company’s growth in revenues in the first quarter was lower than expected because of reduced sales for the Company’s mobile tracking solution. The decision was made in the first quarter to temporarily stop shipments of this product pending the resolution of activation and billing issues, which surfaced during the quarter. These issues have now been resolved and shipments of the product have resumed and are expected to accelerate over the course of the year.

Gross margins for the first quarter of 2007 were 37.7% compared to 35.5% for the comparable period in 2006, largely attributable to improved wireless M2M product and service and a favorable product mix.

Operating expenses were $4.45 million for the current quarter compared to $3.55 million during the first quarter of 2006. Operating expenses increased year over year primarily due to increased head count, promotional charges, and other sales and marketing expenses incurred in anticipation of increased demand for the Company’s wireless products and services. In addition, the Company will be required by December 31, 2007 to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and incurred approximately $80,000 in related costs during the first quarter in connection with preparation of such compliance. Finally, in accordance with Financial Accounting Standard No. 123 the Company recorded non-cash stock option compensation costs of $173,000 in the first quarter of 2007, an increase of $73,000 over the first quarter of 2006.

“We remain encouraged that the continued strength of our pipeline of business, and believe that, when coupled with our own internal sales and marketing initiatives we will yield sustainable growth and increased profitability,” said Stratton Nicolaides, Chairman and CEO of Numerex. “Operating margins improved over last year and, we are particularly pleased that the Company’s M2M business is consistently showing scalability and improved operating leverage. This performance was achieved despite a period of increased wireless sales and marketing costs.”

The adjusted Days Sales Outstanding was 67 at March 31, 2007 compared to 60 at December 31, 2006. In addition, inventory levels of the mobile tracking product increased by over $1.1 million during the first quarter, which was built to meet the anticipated demand. This increase contributed 70% of the total increase in inventory levels during the first quarter of 2007. While the temporary suspension of mobile tracking product sales hampered the collection of customer receivables and slowed the turnover of inventory during the first quarter, the Company believes it has adequate reserves. The Company’s current ratio was basically unchanged from December 31, 2006 and stood at approximately 3.2:1 at quarter’s end.

Mr. Nicolaides concluded, “We estimate second quarter 2007 revenues will fall within the range of $15.25 million to $16.0 million. We continue to project annual wireless M2M growth between 30% to 40% as initially estimated.”

Conference Call and Web Cast Information
Numerex will conduct a conference call on May 1 at 11:00 A.M., Eastern Daylight Time, accessible by calling (800) 418-7236 in the U.S. and Canada, or (973) 935-8757 for international. A live web cast of the call will also be available via Numerex web site at http://www.nmrx.com, under the Investor Relations section. The web cast may also be accessed at ViaVid's website http://viavid.net. A replay of the conference call will be available via Numerex Web site beginning two hours after the call.

About Numerex
Numerex Corp. (NASDAQ: NMRX) is a wireless network service provider and a leading enabler of fixed and mobile machine-to-machine (M2M) solutions and technology. A single-source for its M2M customers, Numerex delivers real-time wireless data communications for purposes of monitoring, tracking, measuring, and intelligent management of remote assets with solutions tailored to meet the needs of each application, customer, and industry. A few of the vertical markets indirectly served by the Company include alarm security, vehicle location and asset tracking, point of sale, vending, and utility management. Numerex offers its products and services primarily throughout the United States, Canada, and Mexico. The company is headquartered in Atlanta, Georgia. For additional information, visit http://www.nmrx.com

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities in the wireless data business. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the failure to realize improvements on our digital multimedia and networking business; variations in quarterly operating results, delays in the development, introduction, integration and marketing of new wireless products and services; customer acceptance of products and services; economic conditions; changes in financial and capital markets; the inability to attain revenue and earnings growth in our wireless data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.

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Numerex Corp.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
Three Months Ended
March 31,
	2007	2006	Change	% Change
Net sales:
Product	$9,274	$7,598	$1,676	22%
Service	4,911	4,248	663	16%
Total net sales	14,185	11,846	2,339	20%

Cost of product sales (excluding depreciation)	7,609	6,162	1,446	23%
Cost of services (excluding depreciation and amortization)	1,203	1,436	(233)	(16%)
Depreciation and amortization	21	44	(23)	(52%)
Gross Profit	5,353	4,204	1,149	27%
	37.7%	35.5%
Selling, general, and administrative expenses	3,613	2,798	815	29%
Research and development expenses	288	298	(10)	(3%)
Bad Debt Expense	86	-	86	NA
Depreciation and amortization	469	451	18	4%
Operating profit earnings	896	656	239	36%
Interest income and (expense), net	(146)	(150)	4	(3%)
Other income and (expense), net	(9)	0	(9)	NA
Earnings before taxes	741	506	234	46%
Provision for income taxes	314	30	284	NA
Net earnings	$427	$477	(50)	(10%)

Basic earnings per common share	$0.03	$0.04
Diluted earnings per common share	$0.03	$0.04
Number of shares used in per share calculation
Basic	13,006	12,243
Diluted	13,608	12,858

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Numerex Corp.
Supplemental Sales Information
(in thousands)

	Three Months Ended March 31,

Net Sales:	2007	2006	Change
Wireless Data Communications
Product	$8,913	$7,292	$1,622
Service	3,956	3,110	846
Sub-total	12,870	10,402	2,468
Digital Multimedia, Networking and Wireline Security
Product	361	306	54
Service	955	1,138	(183)
Sub-total	1,316	1,444	(129)
Total
Product	9,274	7,598	1,676
Service	4,911	4,248	663
Total net sales	14,185	11,846	2,339

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Numerex Corp.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006

	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments	Results	Results	Adjustments	Results
Net sales:
Product	$9,274		$9,274	$7,598		$7,598
Service	4,911		4,911	4,248		4,248
Total net sales	14,185		14,185	11,846		11,846
Cost of product sales (excluding depreciation)	7,609		7,609	6,162		6,,162
Cost of services (excluding depreciation and amortization)	1,203		1,203	1,436		1,436
Depreciation and amortization	21	(21)	-	44	(44)	-
Gross Profit	5,353	21	5,373	4,204	44	4,248
	37.7%		37.9%	35.5%
Selling, general, and administrative expenses	3,613	(173)	3,440	2,798	(100)	2,698
Research and development expenses	288		288	298	--	298
Bad debt expense	86		86	-		-
Earnings before income taxes, depreciation and amortization	1,365	194	1,559	1,108	144	1,252
Depreciation and amortization	469	21	490	451	44	495
Operating earnings	896	173	1,069	656	100	756
Interest expense, net	(146)		(146)	(150)	-	(150)
Other expense, net	(9)		(9)	-	-	-
Earnings before income taxes	741	173	914	506	100	606
Provision for income taxes	314		314	30	-	30
Net earnings	$427	$173	$600	477	100	577
Basic earnings per common share
Diluted earnings per common share	$0.03		$0.05	$0.04		$0.05
Number of shares used in per share calculation	$0.03		$0.04	$0.04		$0.04
Basic
Diluted	13,006		13,006	12,243		12,243
	13,608		13,608	12,858		12,858

These Unaudited non-GAAP Consolidated Statements of Operations are for informational purposes only and are not presented in accordance with GAAP. The adjustments necessary to provide a direct reconciliation of the non-GAAP to the GAAP basis Consolidated Statements of Operations exclude stock option expense and the reclassification of cost of sales depreciation and amortization.

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NUMEREX CORP.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share information)
	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 10,642	$ 20,384
Short-term investments	8,054	-
Accounts receivable, less allowance for doubtful accounts of $753 at March 31, 2007 and $933 at December 31, 2006:	13,012	11,844
Inventory	4,311	2,755
Prepaid expenses and other current assets	2,348	1,677
Deferred tax asset - current	831	1,113
TOTAL CURRENT ASSETS	39,198	37,773

Property and Equipment, Net	1,229	1,287
Goodwill, Net	15,967	15,967
Other Intangibles, Net	6,605	6,734
Software, Net	2,041	1,815
Other Assets	694	747
Deferred tax asset - LT	2,070	2,070
TOTAL ASSETS	$ 67,803	$ 66,393

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$ 8,437	$ 7,651
Other current liabilities	1,587	2,270
Note payable, current	1,853	1,139
Deferred revenues	1,001	715
Obligations under capital leases, current portion	81	96
TOTAL CURRENT LIABILITIES	12,958	11,871

LONG TERM LIABILITIES
Obligations under capital leases and other long term liabilities	329	339
Note Payable	12,121	12,763
TOTAL LONG TERM LIABILITIES	12,450	13,102

SHAREHOLDERS’ EQUITY
Preferred stock - no par value; authorized 3,000,000; none issued	-	-
Class A common stock - no par value; authorized 30,000,000; issued 14,536,924 shares at March 31, 2007 and 14,445,234 shares at December 31, 2006	43,507	43,133
Additional paid-in-capital	2,660	2,486
Treasury stock, at cost, 1,184,900 shares on March 31, 2007 and December 31, 2006	(5,053)	(5,053)
Class B common stock - no par value; authorized 5,000,000; none issued	-	-
Accumulated other comprehensive income	3	2
Accumulated earnings	1,278	852
TOTAL SHAREHOLDERS' EQUITY	42,394	41,420
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 67,803	$ 66,393

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